Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Reed’s, Inc. 2020 Equity Incentive Plan, as amended December 30, 2021, of our report dated April 15, 2022, relating to the financial statements of Reed’s, Inc. as of December 31, 2021 and 2020, (which report includes an explanatory paragraph relating to substantial doubt about Reed’s, Inc.’s ability to continue as a going concern), which appear in Reed’s, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on March 31, 2022

/s/ Weinberg & Company, P.A.

Los Angeles, California

April 15, 2022